Exhibit 10.1

Exhibit 10.1 - Executive Officer Compensation

     The Temecula Valley Bank Board of Directors, upon the recommendation of the Executive Officer Compensation Committee, approved an increase in the annual base compensation of Scott Word, Senior Loan Officer, from $189,000 to $196,600, effective July 1, 2007.